Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 926-3000 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 730-6800 SACRAMENTO (916) 449-2350 SANTA MONICA (424) 214-7000

June 29, 2012

The Board of Directors

Comarco, Inc.

25541 Commercentre Drive, Suite 250

Lake Forest, California 92630-8870

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Comarco, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,832,700 shares (the “Shares”) of the Company’s common stock reserved for issuance under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

It is our opinion that, when issued and sold in accordance with the terms and conditions of the 2011 Plan the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ STRADLING YOCCA CARLSON & RAUTH